EMPIRIC FUNDS, INC.
FIRST AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of the 1st day of September, 2009, to the Custody Agreement dated May 13, 2009, (the "Custody Agreement"), is entered into by and between Empiric Funds, Inc., a Maryland corporation, (the "Corporation") and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Corporation and the Custodian desire to amend the fee schedule of the Custody Agreement; and

WHEREAS, Article 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D, the fee schedule of the Custody Agreement, effective September 1, 2009, is hereby superseded and replaced with Exhibit D attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

EMPIRIC FUNDS, INC.	U.S. BANK NATIONAL ASSOCIATION

By: _________________________	By: _________________________

Name: ______________________	Name: Michael R. McVoy

Title: ______________________	Title: Vice President

Exhibit D to the Custody Agreement – Empiric Funds, Inc.

DOMESTIC CUSTODY SERVICES FEE SCHEDULE Effective September 1, 2009

Annual Fee Based Upon Market Value Per Fund*
_____ basis points
Minimum annual fee - $_____

CCO Support Services - $_____ per year**

Portfolio Transaction Fees
$_____ per disbursement (waived if U.S. Bancorp is Administrator)
$_____ per US Bank repurchase agreement transaction
$_____ per book entry security (depository or Federal Reserve system) and non-US Bank repurchase agrmt
$_____ per portfolio transaction processed through our New York custodian definitive security (physical)
$_____ per principal paydown
$_____ per option/future contract written, exercised or expired
$_____ per Cedel/Euroclear transaction
$_____ per mutual fund trade
$_____ per Fed Wire
$_____ per margin variation Fed wire
$_____ per short sale
$_____ per segregated account per year

• A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
• No charge for the initial conversion free receipt.
• Overdrafts – charged to the account at prime interest rate plus 2.
• Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

*Fees are billed monthly.
* *Subject to CPI Increase, Milwaukee MSA.